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Roper Industries, Inc. and Subsidiaries                            Exhibit 11(b)
Statement re: Computation of Fully-Diluted Earnings Per Share
(In thousands, except per share data)

                                                Three Months Ended         Nine Months Ended
                                                     July 31,                   July 31,
                                                1996         1995          1996         1995
                                             ------------------------   ------------------------

Net earnings                                 $     6,989  $     6,668   $    21,451  $    14,120
                                             ========================   ========================

Common and common equivalent shares
 used to compute earnings per share:

Weighted average number of common
 shares outstanding                           15,106,296   14,907,950    15,022,748   14,859,547

Common stock equivalents-stock options (a)       415,760      295,700       396,713      294,786

                                             ------------------------   ------------------------
Weighted average common and common
 equivalent shares outstanding                15,522,056   15,203,650    15,419,461   15,154,333
                                             ========================   ========================

Net earnings per common share                $      0.45  $      0.44   $      1.39  $      0.93
                                             ========================   ========================

(a) Employee stock options outstanding are included in the calculation of fully diluted earnings per share by applying the "Treasury Stock" method. Such calculations are made using the higher of the average daily market prices or the market price at the end of quarter, in order to reflect the maximum potential dilution.


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